Exhibit 99.1

    HAEMONETICS REPORTS FOURTH QUARTER AND FISCAL YEAR END RESULTS AND POSTS
                            FISCAL YEAR 2006 GUIDANCE

    BRAINTREE, Mass., May 5 /PRNewswire-FirstCall/ -- Haemonetics Corporation (NYSE: HAE) reported today fourth quarter and fiscal year end 2005 financial results. The Company posted net revenue of $384 million for FY05, a 5.3% increase over FY04. Diluted net earnings per share for the year were $1.52, up 27.7% over FY04.

    Brad Nutter, Haemonetics' President and CEO, said, "We are pleased with our fiscal year results. In the year, we were significantly affected by a revenue challenge due to consolidation in the worldwide plasma market. However, double digit revenue growth in the Patient Division as well as the Donor Division's blood bank and red cell product lines more than offset the 15%, or $17 million, revenue decline in the plasma product line. Additionally, we are comparing against last year which was a fourth quarter and fiscal year that included an extra billing week."

    Product Disposables

                                                               % Inc/Dec
Product Line                                      Revenue      over FY04
--------------------------------------------   -------------   ---------
Plasma                                         $  97 million       -15.0%
Blood Bank                                     $ 130 million       +16.2%
Red Cells                                      $  29 million       +28.5%
Patient                                        $  86 million       +12.7%

    Mr. Nutter continued, "In addition to revenue growth, the factors that allowed us to meet our guidance included positive currency impact of $0.35 to earnings as well as discipline in product pricing and mix, supply contracts, and expense management. We demonstrated the positive drop-through that is our commitment to shareholders, and specifically leveraged 5% revenue growth into 14% gross profit growth and 27% operating income growth."

    FINANCIAL HIGHLIGHTS
    Haemonetics reported the following additional financial results:

     * Fourth quarter revenue of $100 million, up 2.3% from $98 million in Q4:
       04; full year revenue of $384 million, up 5.3% from $364 million in FY04
     * Fourth quarter gross profit of $53 million, up 9.7% from $49 million in Q4:04; full year gross profit of $198 million, up 14.0% from $174 million in FY04
     * Fourth quarter gross margin of 53.5%, an 8 year high and up 370 basis points over Q4:04; full year gross margin of 51.6%, up 400 basis points over FY04
     * Fourth quarter operating expenses of $38 million, up 13.3% from $33 million in Q4:04; full year operating expenses of $138 million, up
       9.3% from $126 million in FY04
     * Fourth quarter operating income of $16 million, up 2.1% from $15 million in Q4:04; full year operating income of $60 million, up 26.5% from $47 million in FY04
     * Fourth quarter operating margin of 15.7%, level with Q4:04; full year operating margin of 15.6%, up 260 basis points over FY04
     * Fourth quarter earnings per share of $0.37, level with Q4:04; full year earnings per share of $1.52, up 27.7% from $1.19 in FY04
     * An increase in cash and short term investments on the balance sheet of $68 million over year end 2004 for a fiscal year end cash balance of $186 million
     * Cash flow from operating activities for the quarter of $23 million and for the year of $71 million

    In addition to the factors noted previously, Haemonetics' financial results were impacted by the following:

    As announced in February 2005, the Company will be the exclusive supplier of plasma collection products to ZLB Plasma Services' 63 U.S. plasma centers. As a result, over the third and fourth quarter, Haemonetics spent $1 million on manufacturing and training to support phase 1 of the process to convert ZLB's centers from competitive technology to Haemonetics' systems. Phase 1 is complete and included the refurbishment and placement of more than 700 plasma collection devices at 22 ZLB centers in the first quarter of FY06.

    During FY05, Haemonetics also invested in several new products as well as 404 compliance and legal services, and took a $1.7 million impairment charge related to technology that the Company no longer expects to deploy. Despite these expenses, Haemonetics managed its spending increase as planned at half the rate of gross profit dollar growth.

    The Company's tax rate was 33.8% for the year versus 36% in FY04. The lower tax rate is a result of additional export tax benefits, higher tax exempt interest income, and an adjustment to reserves.

    Haemonetics will post a non-GAAP financial reconciliation on its website prior to its conference call.

    DONOR PRODUCT LINE HIGHLIGHTS
    Plasma disposables revenue was $97 million for the year, down 15% from FY04. Revenue was impacted by two significant factors: the loss of a large customer when it was acquired by a competitor and a temporary reduction in plasma collections worldwide as plasma collectors and fractionators work down excess inventory.

    Offsetting the $17 million decline in plasma disposable revenue was blood bank disposables revenue which grew $18 million to $130 million for the year, up 16.2% over FY04. Several factors contributed to blood bank sales growth for the year including: currency, a shift to higher priced filtered platelet collection sets in Japan, and an increase in sales of intravenous solutions.

    Red cell disposables revenue was $29 million for the year, up 28.5% over FY04. Haemonetics was successful in the year at executing to its strategy to grow this business at the American Red Cross regions. Usage at Red Cross accounts increased 214% over FY04. More than 150,000 units of red cells collected last year by the Red Cross utilized double red cell collection technology. The Company was also successful in its strategy to convert other customers to filtered red cell collection sets. At fiscal year end, 43% of all U.S. red cell collections used a filtered set versus 30% in FY04.

    PATIENT PRODUCT LINE HIGHLIGHTS
    Disposables revenue for the Patient family of products was $86 million for the year, up 12.7% over FY04. Patient product growth was driven by OrthoPAT(R) brand disposables revenue which was $20 million for the year, up 51.4% over FY04. The OrthoPAT brand has retained its sales momentum with unit growth and price improvement in the U.S. and Europe throughout the year. More than 500 new OrthoPAT devices were placed in the U.S. in the fiscal year so U.S. revenues benefited from increased rental fees. More importantly, the high level of device placement positions the product line well for continuing disposables growth.

    FISCAL YEAR 2006 GUIDANCE
    In addition to FY05 results, Haemonetics announced today its FY06 financial guidance, including:

     * Revenue growth of 11-13%
     * Operating income growth of approximately 20%
     * Operating margin exceeding 16%
     * Diluted net earnings per share range of $1.73 to $1.83

    Revenues are expected to be impacted by favorable sales growth in the plasma disposables product line which will benefit $8-10 million from the ZLB supply contract and from ongoing strength in sales in the red cell and OrthoPAT product lines. Additionally, Haemonetics will introduce four new products in FY06 that will contribute to sales growth later in the fiscal year.

    While adding to revenue, the introduction of the four new products will affect operating and manufacturing efficiency. Gross margin improvement will be tempered when compared with fiscal years 2004 and 2005 as the Company introduces these products.

    Haemonetics' guidance includes the favorable impact of currency which is expected to contribute about $0.12 to diluted net earnings per share.

    Haemonetics will post income statement scenarios on its website that reflect its guidance range.

    CONFERENCE CALL
    Haemonetics will hold a conference call on Thursday, May 5th at 10:00 am Eastern to review the financial and operational performance of FY05 and to discuss financial and operational plans for FY06.

    Interested parties can participate by calling (800) 921-9431 (US only) or
(973) 935-8505. The call will be replayed through May 19th at (877) 519-4471 (US only) or (973) 341-3080 using PIN 5919826.

    INVESTOR ROUNDTABLE
    Haemonetics will also hold an Investor Roundtable on Monday, May 16th in Boston to review its FY06 operating plan in more detail. Interested parties can register for the event by contacting Kathryn Odermatt at kodermatt@haemonetics.com or at (781) 356-9455. The Roundtable will also be webcast. Details of the webcast will be posted on Haemonetics' website prior to the meeting.

    Haemonetics (NYSE: HAE) is a global company engaged in the design, manufacture and worldwide marketing of automated blood processing systems. These systems address important medical markets: surgical blood salvage, blood component collection, plasma collection, and blood component safety. To learn more about Haemonetics' products and markets, visit its web site at http://www.haemonetics.com.

    This release contains forward looking statements that involve risks and uncertainties, including technological advances in the medical field and standards for transfusion medicine and our ability to successfully implement products that incorporate such advances and standards, product demand, market acceptance, regulatory uncertainties, the effect of economic and political conditions, the impact of competitive products and pricing, blood product reimbursement policies and practices, foreign currency exchange rates, changes in customers' ordering patterns, the effect of industry consolidation as seen in the plasma market, the effect of communicable diseases and the effect of uncertainties in markets outside the U.S. (including Europe and Asia) in which we operate and other risks detailed in the Company's filings with the Securities and Exchange Commission. The foregoing list should not be construed as exhaustive. The forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results and experience could differ materially from the forward-looking statements.

                    HAEMONETICS CORPORATION FINANCIAL SUMMARY
              (UNAUDITED DATA IN THOUSANDS, EXCEPT PER SHARE DATA)

                        CONSOLIDATED STATEMENTS OF INCOME

                              FOURTH QUARTER FYE05

                                                                         % Inc/(Dec)
                                                                           vs prior
                                             04/02/05       04/03/04         year
                                           ------------   ------------   ------------
NET REVENUES                               $     99,975   $     97,721            2.3
Gross profit                                     53,446         48,703            9.7
      R&D                                         5,103          4,013           27.2
      S, G & A                                   32,673         29,339           11.4

Operating expenses                               37,776         33,352           13.3

Operating income                                 15,670         15,351            2.1
      Interest expense                             (511)          (668)         (23.5)
      Interest income                               770            574           34.1
      Other income/(expense), net                   165           (371)        (144.5)

Income before taxes                              16,094         14,886            8.1

Tax expense                                       6,156          5,358           14.9

NET INCOME                                 $      9,938   $      9,528            4.3

Net income per common share
 assuming dilution                         $       0.37   $       0.37            0.0

Weighted average number of shares
      Basic                                      26,051         24,997
      Diluted                                    26,888         25,439

MARGINS

                                                                          Inc/(Dec)
                                                                           vs prior
                                                                         year profit
                                                                           margin %
                                                                         ------------
Gross profit                                       53.5%          49.8%
R&D                                                 5.1%           4.1%
S, G & A                                           32.7%          30.0%
Operating income                                   15.7%          15.7%           0.0
Income before taxes                                16.1%          15.2%           0.9
Net income                                          9.9%           9.8%

                        CONSOLIDATED STATEMENTS OF INCOME
                              FISCAL YEAR ENDED 05

                                                                         % Inc/(Dec)
                                                                           vs prior
                                             04/02/05       04/03/04         year
                                           ------------   ------------   ------------
NET REVENUES                               $    383,598   $    364,229            5.3
Gross profit                                    197,876        173,536           14.0
    R&D                                          19,994         17,398           14.9
    S, G & A                                    118,039        108,845            8.4

Operating expenses                              138,033        126,243            9.3

Operating income                                 59,843         47,293           26.5
    Interest expense                             (2,361)        (2,903)         (18.7)
    Interest income                               2,233          1,848           20.8
    Other income/(expense), net                     126           (426)        (129.6)

Income before taxes                              59,841         45,812           30.6

Tax expense                                      20,202         16,492           22.5

NET INCOME                                 $     39,639   $     29,320           35.2

Net income per common share
 assuming dilution                         $       1.52   $       1.19           27.7

Weighted average number of shares
    Basic                                        25,523         24,435
    Diluted                                      26,145         24,695

MARGINS

                                                                          Inc/(Dec)
                                                                           vs prior
                                                                         year profit
                                                                           margin %
                                                                         ------------
Gross profit                                       51.6%          47.6%
R&D                                                 5.2%           4.8%
S, G & A                                           30.8%          29.9%
Operating income                                   15.6%          13.0%           2.6
Income before taxes                                15.6%          12.6%           3.0
Net income                                         10.3%           8.0%

                                REVENUE ANALYSIS

                                               Fourth quarter                             Twelve Months Ended
                                 ------------------------------------------    ------------------------------------------
                                                                  %Inc/                                         %Inc/
                                   04/02/05       04/03/04        (Dec)          04/02/05       04/03/04        (Dec)
                                 ------------   ------------   ------------    ------------   ------------   ------------
REVENUES BY GEOGRAPHY
    United States                $     35,258   $     32,631            8.1    $    131,632   $    126,872            3.8
    International                      64,717         65,090           (0.6)        251,966        237,357            6.2
    Net Revenues                 $     99,975   $     97,721            2.3    $    383,598   $    364,229            5.3

DISPOSABLES REVENUE BY PRODUCT FAMILY

DONOR:
    Plasma                             23,229         27,207          (14.6)         97,250        114,346          (15.0)
    Blood Bank                         32,289         29,879            8.1         130,427        112,209           16.2
    Red Cell                            8,451          7,182           17.7          28,676         22,321           28.5
                                       63,969         64,268           (0.5)        256,353        248,876            3.0
PATIENT:
    Surgical                     $     22,823   $     21,622            5.6    $     86,377   $     76,664           12.7
    Subtotal                     $     86,792   $     85,890            1.1    $    342,730   $    325,540            5.3

EQUIPMENT                               6,728          5,136           31.0          20,695         16,687           24.0
MISC & SERVICE                          6,455          6,695           (3.6)         20,173         22,002           (8.3)
NET REVENUES                     $     99,975   $     97,721            2.3    $    383,598   $    364,229            5.3

                           CONSOLIDATED BALANCE SHEETS

                                                  Period ending
                                           ---------------------------
                                             04/02/05       04/03/04
                                           ------------   ------------
ASSETS
Cash & cash equivalents                    $    185,815   $     79,467
Short-term investments                                0   $     38,650
Accounts receivable, net                         80,719         82,640
Inventories, net                                 53,088         52,235
Other current assets                             23,989         28,457
    Total current assets                        343,611        281,449
Net PP&E                                         69,337         78,030
Other assets                                     54,809         47,915

  Total assets                             $    467,757   $    407,394

                                                  Period ending
                                           ---------------------------
                                             04/02/05       04/03/04
                                           ------------   ------------
LIABILITIES & STOCKHOLDERS' EQUITY
S/T debt & current maturities              $     26,612   $     32,818
 Other current liabilities                       61,310         63,025
Total current liabilities                        87,922         95,843
Deferred tax liability, net                           0          1,682
Long-term debt                                   19,231         25,442
Other long-term liabilities                       5,469          4,678
Stockholders' equity                            355,135        279,749

Total liabilities & equity                 $    467,757   $    407,394

    CONTACT:
     Julie Fallon
     Tel. (781) 356-9517
     Alternate Tel. (617) 320-2401
     fallon@haemonetics.com

SOURCE  Haemonetics Corporation
    -0-                             05/05/2005
    /CONTACT:  Julie Fallon for Haemonetics, +1-781-356-9517, or
+1-617-320-2401, fallon@haemonetics.com /
    /Web site:  http://www.haemonetics.com/